Contact:

Kearstin Patterson

Director, Corporate Communications

615-236-4419 (office)

615-517-6112 (mobile)

kpatterson@biomimetics.com

Exhibit 99.1

BioMimetic Therapeutics Reports 2010 First Quarter

Earnings Results

Additional Analyses Further Strengthen Pivotal Trial Data Package

Franklin, Tenn. – May 10, 2010 – BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today reported its financial results as of and for the three months ended March 31, 2010.  For the three months ended March 31, 2010, the Company reported a net loss of $8.5 million, or $0.39 per diluted share, compared to a net loss of $8.0 million, or $0.43 per diluted share, for the same period in 2009.  The Company ended the quarter with $67.1 million of cash and cash equivalents and investments.

Recent Product Development and Corporate Highlights

During the first few months of 2010, the Company made advancements in its product development programs and other critical business areas:

Augment Bone Graft

  The Company has performed an additional analysis of the primary effectiveness endpoint in the pivotal study comparing Augment™ Bone Graft to autograft in foot and ankle fusion procedures. This analysis included 17 patients who were treated but removed from the primary analysis due to pre-specified protocol exclusion criteria. Adding these 17 excluded patients back to the mITT group resulted in a total “safety population” (all patients who had surgery performed in the study) of 414 patients, including 272 Augment treated patients and 142 autograft patients.   When this population was analyzed for the primary endpoint of CT fusion at 24 weeks, the results remained statistically significant for non-inferiority (p=0.048), consistent with what was previously reported for the pre-specified mITT population (p=0.038).

•         The FDA has requested the Company submit 12 month safety data for at least 85% of the Augment North American pivotal study patients in addition to the requirements previously set forth and agreed upon in the Investigational Device Exemption IDE.  In response to this request, the Company submitted to the FDA 12 month data on 100% of the patient safety population, which, importantly, demonstrates no new product related serious adverse events.  The FDA’s request appears to be based on a growing desire by the Agency for longer term follow up data on all new products.  FDA staff has informally represented to the Company that submission of these 12 month data alone should be sufficient to allow the Agency to begin review of the clinical data section of its PMA. The Company expects an official PMA filing letter from the FDA in the second quarter of 2010.   Given the beneficial safety profile of Augment compared to autograft, the Company expects the impact on the clinical and scientific review to be minimal.  However, the Agency’s request could result in the FDA Advisory Panel meeting occurring three months later than previously anticipated.

  In April 2010, the Company successfully completed a Bioresearch Monitoring (BIMO) Inspection by the FDA.  The FDA inspection spanned three weeks and encompassed nine main regulatory agenda areas covering 21 CFR Parts 812, 11, 50, 56, 54 (which define the rules for the conduct of a clinical trial under FDA guidelines), as well as in what manner BioMimetic applies appropriate parts of 21 CFR 820 (which are the general quality systems regulations for medical device companies). The inspectors did not issue any 483 deficiency and there were no concerns surrounding patient protections or data quality.  In conclusion, the inspectors felt that the Company’s overall systems were in compliance with FDA requirements.

“Once we submitted our PMA to the FDA, we felt the timing was appropriate to perform the additional post hoc data analysis,” said Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics. “We are very pleased to put to rest the speculation regarding the potential impact of the 17 patients from the pivotal trial who had pre-specified protocol exclusion criteria.  This analysis adds further confirmation of the robust effectiveness of Augment.  Moreover, the additional 12 month safety analysis continues to demonstrate Augment’s superior safety profile for patients as compared to autograft.  Taken collectively, these additional data substantially strengthen our PMA by providing further assurance of Augment’s safety and effectiveness.

Additionally, I would like to express my pride and gratitude to the entire BioMimetic staff who participated in the three week FDA audit of our clinical, regulatory and data management functions.  To come through such a rigorous audit without any observations issued by the examiners is yet further testimony, in addition to our IS0 9001-2008 and 13485 certifications, of the rigorous, high quality work done at BioMimetic.”

Augment Injectable™ Bone Graft

  As of May 3, 2010, a total of 65 patients have been enrolled in the North American pivotal trial evaluating the safety and effectiveness of Augment Injectable Bone Graft as a substitute for autograft in foot and ankle fusion procedures.  This randomized, controlled study is intended to support Augment Injectable product registration in the United States and Canada.  There are currently five sites actively enrolling patients in Canada.

  The Company is continuing to work with the FDA to gain IDE approval for the U.S. sites in the North American pivotal study with Augment Injectable Bone Graft.  The Company has been informally advised by the FDA that, in an effort to insure greater consistency in the categorization of new combination products, the agency will be seeking a Request for Designation (RFD) by the Office of Combination Products for all new combination products. An RFD is a formal request that the FDA uses to determine if a drug/device combination product will be reviewed as a device or as a drug.  This determination is made based on whether the device component or the drug component is deemed to be the primary mode of action for the product, and may require up to 60 days for review by the FDA.  Accordingly, the Company feels that it is prudent to file an RFD for Augment Injectable even though it has been under IDE review by the Center for Devices and Radiological Health (CDRH)for several months.  The Company intends to file the Augment Injectable RFD during the second quarter of this year and expects to receive a final decision on the IDE in the second of half of 2010.  Note that the FDA has confirmed that an RFD will not be required for Augment, which had previously been determined by the Agency to be a medical device reviewed by CDRH.

Corporate

  The United States Patent and Trademark Office has allowed the Company’s U.S. patent application No. 11/704,685 titled “Compositions and Methods for Treating Bone.”  The allowed claims within this patent application cover methods of treating impaired bone to facilitate strengthening and healing of bone using novel compositions of platelet derived growth factor (“PDGF”) combined with matrix materials having defined characteristics.  This patent follows the issuance of U.S. patent number 7,473,678 titled “Platelet-Derived Growth Factor Compositions and Methods of Use Thereof,” which the Company announced in January 2009.  When issued, this latest patent will cover the use of Augment and Augment Injectable to treat bone injuries or conditions, and will remain in force until 2025.

  The Annual Meeting of Stockholders has been scheduled for Thursday, June 17, 2010 at 8:00 a.m. CDT at the Company’s corporate headquarters south of Nashville, Tennessee. The holders of the Company’s common stock of record at the close of business on April 19, 2010 are entitled to vote at the annual meeting.

Additional Financial Results

As of March 31, 2010, the Company had approximately $11.4 million of cash and cash equivalents and $55.7 million of investments in U.S. government sponsored enterprise (“GSE”) securities and U.S. Treasury Notes.

For the three months ended March 31, 2010, the Company reported total revenues of $0.4 million, consisting of royalty income and sublicense fee income.  This compares to total revenues of $0.4 million recorded for the three months ended March 31, 2009.

Research and development expenses totaled $4.2 million for the three months ended March 31, 2010, compared to $5.2 million for the same period in 2009.  Research and development expenses include outside professional services expenses, as well as salaries, wages and related benefits, payroll taxes and stock compensation expense, and result primarily from clinical trials of the Company’s orthopedic product candidates in the United States, Canada and the European Union, as well as continuing expenses associated with new and ongoing pre-clinical studies and regulatory filings.  The $1.0 million decrease in 2010 research and development expenses was partially due to decreases in contract manufacturing and professional services costs related to clinical trials, which decreased by a combined $0.5 million for the three months ended March 31, 2010, since certain clinical trials came to a close in 2009 and certain clinical supplies and services were no longer needed.  In addition, professional services costs for validation consulting, regulatory and outside research and development, 401(k) expense, recruiting and relocation costs and general activities of the R&D programs decreased by a combined $0.5 million for the three months ended March 31, 2010.

General and administrative expenses totaled $3.8 million for the three months ended March 31, 2010, compared to $2.4 million for the same period in 2009.  The $1.4 million increase in 2010 general and administrative expenses resulted primarily from approximately $1.0 million in increased professional services, consisting mostly of increases to professional fees in preparation for future commercialization activities.  In addition, salaries, wages and related benefits, payroll taxes, stock compensation expense, as well as rent, utility and maintenance costs for the Company’s facilities, increased by a combined $0.4 million for the three months ended March 31, 2010.

2010 Financial Guidance

Based on current operating plans, forecasted timing and costs of clinical trials and other product development programs, the Company anticipates its 2010 year-end balance of cash, cash equivalents and investments to range from $36.0 to 43.0 million, and anticipates that its net cash use will be between $32.0 and $39.0 million.  Net loss for the year ending December 31, 2010 is forecasted to be in the range of $36.0 to $43.0 million.

Conference Call and Webcast

As previously announced, BioMimetic will be hosting a conference call and webcast on Monday, May 10, 2010 at 4:30 p.m. EDT to discuss the first quarter financial results.  A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com.  The webcast will be archived on the website for at least 30 days.

The conference call may be accessed on May 10, 2010 by dialing (877) 224-4059 (passcode: 72306451) for U.S. and Canada.  The international dial in number is (706) 902-2069, and the same passcode applies.   Participants should dial in 10 minutes prior to the call.

About BioMimetic Therapeutics

BioMimetic Therapeutics is a biotechnology company utilizing purified recombinant human platelet-derived growth factor (rhPDGF-BB) in combination with tissue specific matrices as its primary technology platform for promotion of tissue healing and regeneration.  rhPDGF-BB is a synthetic form of one of the body's principal agents to stimulate and direct healing and regeneration.  The mechanism of action of this platform technology suggests it may be effective in a broad array of musculoskeletal applications, including the repair of bone, ligament, tendon and cartilage. Through the commercialization of this technology, BioMimetic seeks to become the leading company in the field of orthopedic regenerative medicine. In 2005, BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration. Additionally, BioMimetic Therapeutics has completed and ongoing clinical trials with its product candidates Augment™ Bone Graft and Augment™ Injectable in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the wrist.  In November 2009, BioMimetic received approval from Health Canada to begin marketing Augment as an alternative to the use of autograft in foot and ankle fusion indications in Canada. In February 2010, the Company submitted its Pre-Marketing Approval (PMA) application to the FDA for the approval of Augment Bone Graft.

GEM 21S is a trademark of Luitpold Pharmaceuticals, Inc., who now owns this dental related product and markets it through its Osteohealth Company in the United States and Canada.

For further information, visit www.biomimetics.com or contact Kearstin Patterson, corporate communications, at 615-236-4419.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements.  BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in BioMimetic’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.

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BIOMIMETIC THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	March 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$ 11,446,203	$ 21,543,347
Investments - short term	44,167,133	47,001,504
Receivables - trade	-	78,000
Receivables - other	440,769	612,020
Inventory	1,056,953	1,044,305
Prepaid expenses	533,585	647,156
Total current assets	57,644,643	70,926,332
Investments - long term	11,499,090	6,513,975
Prepaid expenses - long term	6,307	5,418
Property and equipment, net	8,006,966	8,156,842
Capitalized patent license fees, net	2,634,910	2,924,614
Deposits	385,000	385,000
Total assets	$ 80,176,916	$ 88,912,181

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 1,494,747	$ 2,255,748
Accrued payroll, employee benefits and payroll taxes	1,548,427	2,299,237
Other accrued expenses	563,927	135,070
Current portion of capital lease obligations	37,904	56,520
Deferred revenue	971,188	971,188
Total current liabilities	4,616,193	5,717,763
Accrued rent - related party	418,595	418,305
Capital lease obligations	149,616	174,818
Deferred revenue	15,310,207	15,549,678
Total liabilities	20,494,611	21,860,564

Stockholders’ equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized;
no shares issued and outstanding as of March 31, 2010
and December 31, 2009	-	-
Common stock, $0.001 par value; 37,500,000 shares authorized;
22,106,084 shares issued and outstanding as of March 31, 2010;
21,825,028 shares issued and outstanding as of December 31, 2009	22,106	21,825
Additional paid-in capital	161,701,565	160,532,625
Accumulated other comprehensive income	1,095	17,387
Accumulated deficit	(102,042,461)	(93,520,220)
Total stockholders’ equity	59,682,305	67,051,617
Total liabilities and stockholders’ equity	$ 80,176,916	$ 88,912,181

BIOMIMETIC THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three months ended
	March 31,
	2010	2009
Revenues:
Royalty income	$ 112,858	$ 139,134
Sublicense fee income	239,471	239,471
Total revenues	352,329	378,605
Costs and expenses:
Research and development	4,183,550	5,187,427
General and administrative	3,828,909	2,390,540
Depreciation and capital lease amortization	318,288	342,569
Patent license fee amortization	546,122	773,324
Total costs and expenses	8,876,869	8,693,860
Loss from operations	(8,524,540)	(8,315,255)
Interest expense, net	(1,748)	(92,776)
Investment income, net	31,527	376,680
Loss on disposal of equipment and other	(27,480)	-
Loss before income taxes	(8,522,241)	(8,031,351)
Income taxes	-	-
Net loss	$ (8,522,241)	$ (8,031,351)
Net loss per common share:
Basic	$ (0.39)	$ (0.43)
Diluted	$ (0.39)	$ (0.43)
Weighted average shares used to compute net
loss per common share:
Basic	21,911,012	18,713,865
Diluted	21,911,012	18,713,865